Exhibit 10.5

Confidential Treatment Requested by Celanese Corporation.
Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

November 18, 2009

Personal & Confidential

Ms. Jacquelyn Wolf
**Confidential Treatment Requested**

Dear Jacquelyn:

On behalf of Celanese, I am pleased to confirm our offer for the position of Senior Vice President, Human Resources. Your position will be based at our Corporate Headquarters located in Dallas, Texas and you will be reporting directly to David Weidman, Chairman and Chief Executive Officer. We anticipate your start date will be on or before December 14, 2009.

Following is an outline of the compensation package we have developed for you.

Base Salary

Your base salary will be $400,000 per year and will be payable on a bi-weekly basis in accordance with the Company’s normal payroll practice.

Annual Bonus

Your annual bonus opportunity at target will be 70% of your annual salary (the “Target”), with a “Stretch” opportunity of up to 140% of your annual salary. You will be eligible for a performance bonus opportunity each year according to the terms of annual bonus plan, which comprises a number of financial and non-financial measures that, combined with your personal performance, determine your actual bonus payout. Current individual performance modifiers also allow for an additional adjustment between 0% and 200% of your calculated bonus payout to reflect your individual performance relative to your annual objectives. You must be employed by Celanese at the time such payments are made in order to remain eligible to receive any bonus payout.

Sign-on Bonus

You will receive a one-time payment in the amount of $200,000, less applicable deductions,, as a Sign-on Bonus which will be payable to you with the first payroll cycle after your start date. Should you voluntarily end your employment with Celanese for any reason within two (2) years of your start date, Celanese reserves the right to seek a prorated repayment for this Sign-on Bonus.

Sign-on Equity Awards

You will receive a sign-on award of 17,500 Time-vesting Restricted Stock units (Sign-on RSU Award). Your Sign-on RSU Award will vest as to 20% of the units on October 1, 2010, 30% of the units on October 1, 2011, 30% of the units on October 1, 2012 and the remaining 20% of the units on October 1, 2013, subject to the terms and conditions of the Plan and your award agreements.

You will also receive a sign-on award of 30,000 Non-Qualified Stock Options (Sign-on Stock Option Award). Your Sign-on Stock Option Award will vest as to 20% of the options on October 1, 2010, 30% of the options on October 1, 2011, 30% of the options on October 1, 2012 and the remaining 20% of the options on October 1, 2013, subject to the terms and conditions of the Plan and your award agreements. Your Sign-on Stock Option Award will have a seven (7) year term.

Long-Term Incentive Awards

Celanese delivers Long-Term Incentive (LTI) compensation through annual grants of Performance-vesting Restricted Stock Units (Performance RSU Award) and time-vesting RSU awards. Annual LTI awards are planned to occur in the fourth quarter of each calendar year and are based on a combination of contribution, individual performance, and market levels of long-term incentive compensative.

Upon joining Celanese, we will grant to you a “target” award of 7,500 Performance RSUs. The Performance RSU Award will vest in October 2012, where the actual number of Performance RSUs that vest may be more or less than your target award based on the Company’s achievement of specific metrics/goals measured over a defined performance period. Complete details of this award will be included in your award agreement.

The complete terms of your Sign-on RSU, Sign-on Stock Option and Performance RSU Awards will be determined on the grant date, which will be the later of i) the date your awards are presented and approved by the Compensation Committee of the Celanese Board of Directors or ii) your first day of employment. Your Sign-on RSU, Sign-on Stock Option and Performance RSU Awards will each be granted pursuant to the Celanese 2009 Global Incentive Plan and you will be required to sign appropriate award agreements and the Celanese LTI Claw-back agreement in order to receive these awards. In order to remain eligible to receive these awards, you must be actively employed by Celanese at the time awards are granted

Stock Ownership Guidelines

In order to align our executives’ interests with those of our shareholders, Celanese expects senior leaders to maintain equity ownership in the Company commensurate with their position. We established a stock ownership guideline equal to three (3) times your annual base salary for your salary level (SL02) and you will have five (5) years to meet the guideline. Our stock ownership Guidelines include the value of any unvested RSU awards granted to you as well as any Celanese stock that you beneficial own in the various Company and individual accounts. Details of this program will be provided upon acceptance of this employment offer.

Employee Benefits

During your employment, you will be eligible to participate in the Company’s employee benefit plans in effect from time to time, on the same basis as those benefits are generally made available to other employees of the Company.

We offer comprehensive medical and dental coverage, company paid group term life insurance and accidental death and dismemberment (AD&D) insurance (each equal to 1 times your annual base salary), a cash balance pension plan to which the company currently allocates 5% of eligible pay and 401(k) plan that currently matches 100% of the first 5% of eligible employee contributions.

Executive Benefits

You are also eligible to participate in the Celanese Annual Executive Cash Perquisite Allowance program where you will receive an allowance in the amount of $15,000 (less applicable deductions) for your salary level (SL2), which is payable each year in January.

Additionally, you will be eligible to participate in the Celanese Annual Executive Physical Program including the annual physical with the Baylor Personal Edge program. You will also be eligible to receive the BioPhysical 250 blood screen every 5 years.

Relocation Assistance

Celanese will assist in your relocation to the Dallas area under the provisions of our executive relocation policy for new employees. Generally, this policy provides for the shipment of household goods, home sale and purchase assistance, a lump-sum payment to assist with various miscellaneous expenses associated with your relocation, and temporary living in Dallas for up to six months. The home sale and purchase assistance can be utilized for up to one (1) year after your start date. You will also be eligible to receive a reimbursement for capital loss you may incur on the sale of your home in the amount up to $150,000, where such amount will not be tax assisted.

Should you voluntarily end your employment with Celanese for any reason during the two (2) year period after you relocate your home to the Dallas area, and with respect to the loss on sale during the two (2) year period after your home is sold under the Home Sale Program, Celanese reserves the right to seek full repayment for the value of any relocation assistance provided to you.

Vacation

You will be eligible for four (4) weeks annual vacation. Vacation availability for remainder of this year will be prorated based on your actual start date, in accordance with the Company’s vacation policy.

Severance Benefits

You will be eligible to receive severance benefits that provide for a payout equal to 1.0 times your annual base salary plus target bonus (in effect at the time of separation) in the event of an involuntary termination without cause or a voluntary separation for good reason (as such terms are defined in each agreement); or a payout equal to 2.0 times your annual base salary plus target bonus (in effect at the time of separation) in the event of an involuntary termination without cause or a voluntary separation for good reason during the two-year period following a Change-In-Control (CIC) event (as such term is defined in the CIC agreement)

With respect to your Celanese Sign-on Equity and LTI awards, in the event of an involuntary termination without cause, you will become immediately vested in the sign-on RSU Award, and with respect to the Sign-on Stock Option and Performance RSUs you will become vested on a prorated basis through your date of termination. The prorated Performance RSU Award will be earned as of the date of termination, but will be settled on the planned vesting date subject to the Company’s achievement of the performance metrics/goals as outlined in the grant agreement. The prorated Sign-on Stock Option Award will become vested on the date of termination and any vested stock options will be exercisable for a period of one year following the date of termination.

The severance benefits will also include continued participation in the Celanese medical and dental plans for a period of one year following the applicable separation event. Copies of these agreements will be provided to you under separate cover.

Confidentiality, non-compete and Non-solicitation

As a condition of your employment, you will be required to execute agreements (the “Confidentiality, Non-Compete and Non-Solicitation Agreements”) with the Company regarding protection and non-disclosure of confidential information, non-competition and non-solicitation. Copies of these agreements will be provided to you under separate cover.

This offer letter constitutes the full terms and conditions of your employment with the Company. It supersedes any other oral or written commitments that may have been made to you.

This offer of employment is contingent upon the satisfactory completion of a background check and pre-employment examination including tests for substance abuse. If not satisfactory completed, the offer will be rescinded. Arrangements for the drug screen will be coordinated through Concentra Medical Services (instructions enclosed) and should be completed no later than two (2) weeks before your start date.

As required by law, we will need to verify and document your identity and eligibility for employment in the United States. Please review the enclosed material and bring the appropriate documentation needed to complete the I-9 Form on your state date. Please do not complete the I-9 Form in advance since this must completed on your first day of employment with the company.

Jacquelyn, we are most enthusiastic about your joining the Celanese team. If these provisions are agreeable to you, please sign the enclosed copy of this letter and return to me by fax at (972) 443-4439 on or before December 1, 2009.

Sincerely,

/s/ David N. Weidman

David N. Weidman
Chairman and CEO

Acknowledgement of Offer:
(Please check one)

¡
I accept the above described offer of employment with Celanese and understand that my employment status will be considered at-will and may be terminated at any time for any reason. Upon acceptance of this offer, I agree to keep the terms and conditions of this agreement confidential.

¡	I decline your offer of employment.

Signature:                                     Date: December 2, 2009
/s/ Jacquelyn Wolf
Jacquelyn Wolf

Anticipated Start Date: December 14, 2009